Exhibit 99.1

Zion Oil & Gas Announces Launch of New Unit Program

DALLAS and CAESAREA, Israel, December 7, 2018 /PRNewswire/ -- Zion Oil & Gas, Inc. (NASDAQ: ZN) announces that it is making available a new unit offering under its continuing Dividend Reinvestment and Common Stock Purchase Plan (“DSPP”) in its going forward plans as outlined in the November 29th, 2018 press release.

THE VISION

The vision of Zion Oil & Gas remains to help Israel become energy independent, and in doing so, use Zion’s projects as a platform to share the gospel of Jesus Christ worldwide.

That vision has not changed, and Zion now believes it is prudent and consistent with good industry practice to try and answer the questions that were presented with the drilling and testing of the Megiddo-Jezreel #1 (MJ#1) well with a focused 3D seismic imaging shoot of approximately 50 square kilometers surrounding the MJ#1 well.

PLAN FORWARD

As previously noted in the November 29th press release, if undertaken, this will not be a short-term exploratory project with immediate results. A realistic timeframe in which Zion can reasonably expect to complete this project would be six to twelve months following a successful capital raise.

This includes time to plan the survey design and surface layout and to obtain the necessary seismic source equipment and wireless geophones (to record the signal) if possible, which will likely have to be imported.

Acquiring the necessary government permits will be time-consuming as will the process of negotiating potential surface damages to crops, irrigation piping, and other surface features. Data acquisition and interpretation are the final steps and involve integration with, and modification of, previous work by Zion technical staff.

The proceeds of the unit offering are planned to be used as outlined in the “Zion Going Forward Summary Use of Proceeds” diagram (image included).

Zion recognizes the financial and time commitment that Zion’s shareholders have made in supporting Zion’s vision and its need for additional funding to undertake these efforts. As noted, there are a number of questions Zion believes need to be further explored. While there is no guarantee that these exploration efforts will lead to commercial success, Zion takes its responsibility to its shareholders very seriously.

“GOING FORWARD” UNIT PROGRAM

Details:

●	The cost of each Unit will be $250.00 for new and existing Direct Stock Purchase Plan investors.

●	Each Unit purchase will provide the investor with 250 shares of ZN common stock and 250 $0.01 Warrants.

●	Warrants are exercisable on the 31st day following the end of Unit Program and exercisable for one year (February 25, 2019, to February 25, 2020).

●	If investors sign up for Zion’s automatic monthly investments in addition to purchasing a Unit during this Unit program, then they will receive 50 $0.01 Warrants. Current subscribers are eligible for these additional warrants if they choose to participate in this unit purchase. (For more details on the automatic monthly investments, see Zion’s Prospectus Supplement on page 4.)

●	Investors may participate starting Monday, December 10, 2018.

●	This Unit Program will end on Wednesday, January 23, 2019, or when $10 million is reached, whichever transpires first.

●	This Unit Program is available through Zion’s website. Investors may go to https://www.zionoil.com/dspp to purchase electronically online or to print and mail their investment.

Zion expresses appreciation for the continued support of their shareholders and considers it an honor to represent them.

“The Lord Himself goes before you and will be with you; He will never leave you nor forsake you. Do not be afraid; do not be discouraged.”

Deuteronomy 31:8

“Sing to the Lord, for He has done glorious things; let this be known to all the world. Shout aloud and sing for joy, people of Zion, for great is the Holy One of Israel among you.”

Isaiah 12:5-6

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the unit program under the DSPP to which this communication relates. The prospectus in that registration statement and other documents the issuer has filed with the SEC may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send any inquirer the prospectus, if requested by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata that may be drilled or tested in the future, Zion’s ability to successfully raise the funds needed to undertake these exploration efforts, Zion’s ability to import into Israel or otherwise obtain the necessary 3-D imaging and related equipment and appropriate staff at commercially reasonable rates, Zion’s success in obtaining the necessary licenses and permits needed to undertake the seismic shoot, the timing of the 3-D seismic survey and the interpretation of the results, operational risks in ongoing exploration efforts, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:

Zion Oil & Gas, Inc. (NASDAQ: ZN)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Telephone: 888-891-9466
Email: info@zionoil.com
www.zionoil.com

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